AGREEMENT AND PLAN OF MERGER

between

MM MERGER CORP.

and

MID MAINE COMMUNICATIONS, INC.

April 10, 2006

ARTICLE 4 Representations and Warranties of Acquisition	20
4.1 Organization; Authorization.	20
4.2 Execution and Delivery; Enforceability.	21
4.3 Governmental Authorities; Consents.	21
4.4 Brokerage.	21
4.5 Reliance; Disclosure.	21
4.6 Financing.	21

ARTICLE 5 Conditions Precedent	21
5.1 Conditions to Acquisition’s Obligations.	21
5.2 Conditions to Communications’ Obligations.	23

ARTICLE 6 The Closing	24

ARTICLE 7 Additional Covenants and Agreements	25
7.1 Pre-Closing Covenants and Agreements.	25
7.2 Miscellaneous Covenants.	27
7.3 Acknowledgements.	29
7.4 Tax Matters.	30
7.5 Financial Statements.	30

ARTICLE 8 Indemnification	30
8.1 Indemnification of Acquisition.	30
8.2 Limitations on Indemnification of Acquisition.	31
8.3 Indemnification of Participating Stockholders.	31
8.4 Limitations on Indemnification of Seller Indemnitees.	32
8.5 Procedures Relating to Indemnification.	32
8.6 Limitation of Remedies.	33

ARTICLE 9 Certain Definitions	34

ARTICLE 10 Construction; Miscellaneous Provisions	40
10.1 Notices.	40
10.2 Entire Agreement.	41
10.3 Modification.	41
10.4 Jurisdiction and Venue.	41
10.5 Binding Effect.	41
10.6 Headings.	41
10.7 Number and Gender; Inclusion.	41
10.8 Counterparts.	42
10.9 Third Parties.	42
10.10 Schedules and Exhibits.	42
10.11 Time Periods.	42
10.12 Governing Law.	42

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Schedules		Exhibits

2.5.2	Working Capital	Exhibit A	Certificate of Merger
2.6.2	Repaid Closing Indebtedness	Exhibit B	Escrow Agreement
2.6.3	Stockholders Percentage Interest	Exhibit C	WC Escrow Agreement
3.1(a)	Subsidiaries	Exhibit D	Special Claim Escrow Agreement
3.1(b)	Foreign Qualifications	Exhibit E	Non-Competition Agreement
3.1(c)	Directors and Officers	Exhibit F	Written Consent
3.2.1	Stockholders of Record
3.5	Audited Financials
3.6	Absence of Certain Changes or Events
3.7	Taxes
3.8	Employees
3.9(a)	Employee Benefit Plans
3.9(b)	Plan Matters
3.10	Environmental Matters
3.11	Permits
3.12(a)	Real Property
3.12(b)	Real Property Lease Matters
3.14(a)	Intellectual Property
3.14(b)	Intellectual Property Licenses
3.14(c)	Intellectual Property Matters
3.15(a)	Material Contracts
3.15(b)	Contract Matters
3.16	Litigation
3.18	Insurance
3.21	Bank Accounts
3.22	Interest in Customers, etc.
5.1(a)	Necessary Consents

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is entered into as of the tenth day of April, 2006, among MM MERGER CORP., a Delaware corporation (“Acquisition”), MID-MAINE COMMUNICATIONS, INC., a Delaware corporation (“Communications” or the “Company”), and on its own behalf, and on behalf of each Participating Stockholder, Richfield Associates, Inc. (“Stockholders’ Representative”).

RECITALS:

1. Communications owns (i) all of the issued and outstanding shares of capital stock of Mid-Maine Telecom, Inc., a Maine corporation (“Telecom”); and (ii) all of the issued and outstanding shares of capital stock of Mid-Maine Telplus, a Maine corporation (“Telplus” and together with Telecom and Communications, the “Acquired Companies” and each, an “Acquired Company”).

2. The respective Boards of Directors of the Company and Acquisition have each approved the merger of Acquisition with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the provisions of this Agreement (the "Merger").

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Acquisition, Communications and Stockholders’ Representative hereby agree as follows:

ARTICLE 1
Definitions

1.1 Definitions. Certain terms used in this Agreement shall have the meanings set forth in Article 9, or elsewhere herein as indicated in Article 9.

ARTICLE 2
Merger

2.1 Merger. At the Effective Time, on the terms and subject to the conditions of this Agreement, in accordance with the DGCL, Acquisition shall merge with and into Communications (the “Merger”) with Communications as the surviving corporation in the Merger (the “Surviving Corporation”). In conjunction with the Closing, and to effect the Merger, the parties shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger substantially in the form of Exhibit A, executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the "Effective Time"). Upon consummation of the Merger, the separate corporate existence of Acquisition shall terminate.

2.2 Certificate of Incorporation and By-Laws.

(a) The certificate of incorporation of Acquisition as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) The by-laws of Acquisition as in effect at the Effective Time shall be the by--laws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

2.3 Directors and Officers. The directors and officers of Acquisition holding office at and as of the Effective Time shall be the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

2.4 Merger Consideration. The aggregate consideration payable hereunder (the “Merger Consideration”) shall be an amount equal to the product of: (X) the Participation Factor and (Y) the sum of:

(a) Thirty Seven Million Seven Hundred Fifty Thousand Dollars ($37,750,000) (the “Cash Amount”);

(b) minus an amount equal to the Closing Indebtedness; and

(c) plus or minus, as applicable, the amount of the Closing Working Capital Adjustment.

2.5 Certain Definitions.

2.5.1 “Participation Factor” eans a fraction (expressed as a decimal), the numerator of which is 3,513.27 minus the number of Dissenting Shares and the denominator of which is 3,513.27.

2.5.2 Working Capital. Working Capital” of Communications and its Subsidiaries is defined on, and shall be calculated in accordance with, Schedule 2.5.2. Any additional accounts opened in the general ledgers of Communications and its Subsidiaries after the date hereof with respect to any category of asset or liability included on Schedule 2.5.2 shall be included in the calculation of Working Capital consistent with the calculation set forth on Schedule 2.5.2.

2.5.3 Closing Working Capital. “Closing Working Capital” means the Working Capital of Communications and its Subsidiaries, on a consolidated basis, as reflected on the Agreed Closing Statement or the Final Closing Statement, as the case may be.

2.5.4 Closing Working Capital Adjustment. “Closing Working Capital Adjustment” means an amount equal to $630,000 less Closing Working Capital. The Closing Working Capital Adjustment may be positive or negative, it being understood that an increase in Working Capital relative to the referenced amount will result in an increase in the Merger Consideration and a decrease will result in a reduction in the Merger Consideration.

2.6 Estimated Merger Consideration; Payment of Indebtedness.

2.6.1 Estimated Merger Consideration. As soon as practicable and in no event less than three (3) business days prior to the Closing Date, after consultation with Acquisition, Stockholders’ Representative, on behalf of the Participating Stockholders, shall deliver to Acquisition a certificate setting forth estimates of the Closing Indebtedness, the Closing Working Capital and the related determination of the Closing Working Capital Adjustment (the “Closing Certificate”). As used herein, “Estimated Closing Indebtedness”, “Estimated Closing Working Capital” and “Estimated Closing Working Capital Adjustment” mean the estimates of the Closing Indebtedness, the Closing Working Capital and the Closing Working Capital Adjustment, respectively, set forth in the Closing Certificate, and “Estimated Merger Consideration” means an amount equal to the Merger Consideration calculated as set forth in Section 2.4, assuming for purposes of such calculation that the Closing Indebtedness is equal to the Estimated Closing Indebtedness and that the Closing Working Capital is equal to the Estimated Closing Working Capital.

2.6.2 Payment of Indebtedness. Acquisition will pay, or cause to be paid, in full at or immediately following the Closing, the Indebtedness of Communications and its Subsidiaries identified on Schedule 2.6.2 (collectively, the “Repaid Closing Indebtedness”), with the result that immediately following the Closing there will be no further obligations (monetary or otherwise) of Communications and its Subsidiaries with respect to any such Repaid Closing Indebtedness outstanding immediately prior to the Closing. In order to facilitate such repayment, as soon as practicable before the Closing, Stockholders’ Representative shall cause Communications and its Subsidiaries to obtain customary payoff letters for the repayment of such Indebtedness and such other documents reasonably requested by Acquisition, including recordable form lien releases, which payoff letters will be in a commercially reasonable form and shall indicate that such lenders have agreed to release immediately all applicable Liens relating to the assets and properties of Communications and its Subsidiaries, including the redelivery of all stock certificates held pursuant to any such terminated stock pledge agreements (collectively, the “Pay-Off Letters”).

2.6.3 Payment of Estimated Merger Consideration; Escrow Funds. At the Closing, Acquisition shall pay and deliver the Estimated Merger Consideration (as calculated based upon the Closing Certificate) less the Escrow Funds, the WC Escrow Funds and the Special Claim Escrow Funds (the “Closing Date Payment”) to the Participating Stockholders ratably in accordance with their Stockholders Percentage Interest as identified in Schedule 2.6.3 by means of a wire transfer of immediately available cash funds to such accounts as are directed by Stockholders’ Representative prior to the Closing and by check to those Participating Stockholders with respect to which wire transfer information is not provided, upon surrender to the Surviving Corporation of such Stockholder’s stock certificates duly endorsed in blank or accompanied by a stock transfer power duly endorsed in blank.

2.6.4 Escrow Funds. At the Closing, Surviving Corporation, Stockholders’ Representative and Wells Fargo Bank, National Association (the “Escrow Agent”) shall (i) enter into an escrow agreement, substantially in the form of Exhibit B hereto (the “Escrow Agreement”), pursuant to which five percent (5%) of the Cash Amount (the “Escrow Funds”) shall be deposited into escrow for the purpose of providing funds for any payments due to the Surviving Corporation after the Closing pursuant to Article 8; (ii) enter into an escrow agreement, substantially in the form of Exhibit C hereto (the “WC Escrow Agreement”), pursuant to which the WC Escrow Funds shall be deposited into escrow for the purpose of providing funds for any payments due to the Surviving Corporation after the Closing pursuant to Section 2.7.3; and (iii) enter into an escrow agreement, substantially in the form of Exhibit D hereto (the “Special Claim Escrow Agreement”), pursuant to which the amount specified in the Special Claim Escrow Agreement (the “Special Claim Escrow Funds”) shall be deposited into escrow for the purpose of providing funds necessary to contest and address the particular claim described in the Special Claim Escrow Agreement, all as set forth in the Special Claim Escrow Agreement.

2.7 Final Determination of Working Capital.

2.7.1 Proposed Closing Statement Preparation and Review. Within forty-five (45) days after the Closing Date, the Surviving Corporation shall prepare, after consultation with Stockholders’ Representative, and deliver to the Stockholders’ Representative a statement setting forth its determination of the actual Working Capital as of the Closing Date and the related determination of the Closing Working Capital Adjustment (the “Proposed Closing Statement”). During the fifteen (15) days immediately following delivery of the Proposed Closing Statement, Stockholders’ Representative shall be entitled to review the Proposed Closing Statement and any working papers, trial balances and similar materials relating to the Proposed Closing Statement prepared by the Surviving Corporation, and the Surviving Corporation shall provide the Stockholders’ Representative with access at the Surviving Corporation’s principal office, during normal business hours, to the Surviving Corporation’s personnel, properties, books and records. The Proposed Closing Statement prepared by the Surviving Corporation shall become final and binding (the “Agreed Closing Statement”) upon the parties hereto on the sixteenth day following receipt thereof by the Stockholders’ Representative, unless the Stockholders’ Representative gives written notice to the Surviving Corporation of its objection to the Proposed Closing Statement (a “Notice of Objection”) prior to such sixteenth day. Any Notice of Objection shall specify in reasonable detail the nature of any objection so asserted.

2.7.2 Closing Statement Dispute Resolution. During the fifteen (15) days immediately following the delivery of any Notice of Objection, the Surviving Corporation and the Stockholders’ Representative shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Objection. During such period, the Surviving Corporation and the Stockholders’ Representative shall each have access to the other party’s working papers, trial balances and similar materials prepared in connection with the other party’s preparation of the Proposed Closing Statement and the Notice of Objection, as the case may be. The matters set forth in any such written resolution shall be final and binding on the parties hereto on the date of such written resolution.

At the end of the fifteen day period referred to in this Section 2.7.2, the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, Ernst & Young, LLP, or such other accounting firm of national reputation as shall be mutually acceptable to the Surviving Corporation and Stockholders’ Representative (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to the Surviving Corporation and Stockholders’ Representative as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Proposed Closing Statement within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to the Surviving Corporation, the Participating Stockholders, Stockholders’ Representative and their respective Affiliates. The statement setting forth such final and binding determination as of the Closing Date is hereinafter referred to as the “Final Closing Statement”. The fees and disbursements of the Independent Accountants shall be payable one-half by the Surviving Corporation, on the one hand, and one-half by reducing the amount of the WC Escrow Funds, on the other hand.

2.7.3 Payment of Purchase Price Adjustment. If the Closing Working Capital Adjustment as of the Closing Date set forth in the Agreed Closing Statement or the Final Closing Statement, as the case may be, is greater than the Estimated Closing Working Capital Adjustment set forth in the Closing Certificate, the Stockholders’ Representative and the Surviving Corporation shall direct the escrow agent under the WC Escrow Agreement to distribute to the Participating Stockholders (pro rata according to their respective Stockholders Percentage Interest) all of the funds in the WC Escrow Account and the Surviving Corporation shall promptly pay the difference between the Closing Working Capital Adjustment set forth in the Agreed Closing Statement or the Final Closing Statement, as the case may be, and the Estimated Closing Working Capital Adjustment set forth in the Closing Certificate to Stockholders’ Representative for the benefit of the Participating Stockholders by means of a wire transfer and Stockholders’ Representative shall disburse the amount so received to the Participating Stockholders (pro rata according to their respective Stockholders Percentage Interest); provided, however, that the obligation of Surviving Corporation shall not exceed the amount originally deposited into the Escrow Agreement. If the Estimated Closing Working Capital Adjustment set forth in the Closing Statement is greater than the Closing Working Capital Adjustment as of the Closing Date set forth in the Final Closing Statement, then the Stockholders’ Representative and the Surviving Corporation shall direct the escrow agent under the WC Escrow Agreement to distribute to the Surviving Corporation an adjustment equal to the amount of such excess from the WC Escrow Account and the balance of the WC Escrow Amount after such disbursement to the Participating Stockholders (pro rata according to their respective Stockholders Percentage Interest); provided that if the amount of such excess exceeds the amount of the WC Escrow Funds, the Stockholders’ Representative and the Surviving Corporation shall direct the escrow agent under the Escrow Agreement to distribute to the Surviving Corporation the difference between such excess and the WC Escrow Funds from the Escrow Account. For Tax purposes, any payment made under this Agreement, including pursuant to Article 8, shall be treated as an adjustment to the Merger Consideration.

2.8 Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, Communications, or any stockholder of Communications or Acquisition:

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (“Shares”), other than Shares to be canceled pursuant to Section (d) hereof and Dissenters’ Shares, shall be converted into the right to receive an amount of cash equal to the Merger Consideration (payable in the amounts and at the times and subject to adjustment as provided in this Agreement) divided by the total number of Shares held by Participating Stockholders.

(b) All of the Shares to be converted into cash pursuant to this Section shall no longer be outstanding and shall automatically be canceled and cease to exist at the Effective Time, and each certificate representing Share shall thereafter represent the right to receive the amount of cash determined in accordance with the provisions of paragraph (a).

(c) Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the DGCL (“Dissenters’ Shares”), shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect within the period prescribed by the DGCL or withdraws or otherwise loses such holder’s right to appraisal under the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenters’ Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration without interest or dividends thereon, and for such purposes the Participation Factor and resulting Merger Consideration shall be recalculated. The Company shall give Acquisition prompt notice of any written demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Acquisition shall have the right to participate in negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquisition, make any payment with respect to, or settle or offer to settle, any such demands.

(d) At the Effective Time, any Shares that are owned by Communications as treasury stock shall be canceled and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

(e) Each share of common stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

ARTICLE 3
Representations and Warranties Concerning Communications

Communications represents and warrants to Acquisition that, except as set forth on the Disclosure Schedule, annexed hereto and made a part hereof, the following statements contained in this Article 3 are true, correct and complete at and as of the date of this Agreement.

3.1 Organization and Good Standing. Communications is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Schedule 3.1(a) contains a list of each of Communication’s Subsidiaries. Telecom is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine, and Telplus is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. Communications and each of its Subsidiaries has all requisite corporate power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated. Schedule 3.1(b) contains a list of each jurisdiction in which Communications and its Subsidiaries are qualified or licensed to do business as a foreign corporation. Communications and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Schedule 3.1(c) sets forth a true and complete list of: (a) all directors and officers of each of Communications and its Subsidiaries, and (b) all powers of attorney granted by each of Communications and its Subsidiaries to any third party that are currently in effect. Communications has delivered or made available to Acquisition a true, complete and correct copy of the Certificate of Incorporation and the Bylaws, each as currently in effect, for itself and each of its Subsidiaries, as well as all stock records and all corporate minute books and records of Communications and each of its Subsidiaries. Such stock records accurately reflect all share transactions and the current stock ownership of Communications and each of its Subsidiaries. The corporate minute books and records of Communications and its Subsidiaries contain true and complete copies of all resolutions adopted by the stockholders or the board of directors (or any committees thereof) of Communications and its Subsidiaries, and any other action formally taken by Communications and its Subsidiaries.

3.2 Capital Stock.

3.2.1 Capital Stock of Communications. The total number of shares of capital stock of all classes which the Company has the authority to issue is Twenty Thousand (20,000), all of which are classified as common shares, with a par value of $0.01 per share. Of such authorized shares, a total of Three Thousand Five Hundred Thirteen and 27/100 (3,513.27) Shares are issued and outstanding. The Shares are currently owned of record as set forth on Schedule 2.6.3. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable and free and clear of any Liens (other than a Lien in favor of CoBank, ACB and the Stockholders’ Agreement), and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. Except for that certain Stockholders’ Agreement dated as of November 4, 1998, as amended by First Amendment to Stockholders’ Agreement dated as of March 5, 2006 (as so amended, the “Stockholders’ Agreement”) (a) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of Communications, (b) there does not exist nor is there outstanding any right or security granted or issued to any Person to cause Communications to issue or sell any shares of capital stock of Communications to any Person (including any warrant, stock option, convertible debt obligation, subscription for stock or securities convertible into stock of Communications, or any other similar right, security, instrument or agreement), and (c) there is no obligation, contingent or otherwise, of Communications (i) to repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of Communications or any of its Subsidiaries or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than the other Acquired Companies). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Communications or any of its Subsidiaries.

3.2.2 Capital Stock of Telecom. The authorized capital stock of Telecom consists of One Hundred (100) shares of common stock, no par value per share, all of which shares have been issued to Communications (the “Telecom Shares”). All of the Telecom Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of Telecom. There does not exist nor is there outstanding any right, security, or other agreement granted to, issued to, or entered into with, any Person to cause Telecom to issue or sell any shares of capital stock of Telecom to any Person (including any warrant, option, call, preemptive right, convertible debt obligation, subscription for stock or securities convertible into stock of Telecom or any other similar right, security instrument or agreement). There is no obligation, contingent or otherwise, of Telecom to (a) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of Communications or any of its Subsidiaries (including Telecom), or (b) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than the other Acquired Companies). Except for a lien in favor of CoBank, ACB, Communications has good and marketable title to all of the Telecom Shares free and clear of all Liens.

3.2.3 Capital Stock of Telplus. The authorized capital stock of Telplus consists of One Hundred (100) shares of common stock, no par value per share, all of which shares have been issued to Communications (the “Telplus Shares”). All of the Telplus Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and any preemptive rights or rights of first refusal of any Person. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of Telplus. There does not exist nor is there outstanding any right, security, or other agreement granted to, issued to, or entered into with, any Person to cause Telplus to issue or sell any shares of capital stock of Telplus to any Person (including any warrant, option, call, preemptive right, convertible debt obligation, subscription for stock or securities convertible into stock of Telplus or any other similar right, security instrument or agreement). There is no obligation, contingent or otherwise, of Telplus to (a) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of Communications or any of its Subsidiaries (including Telplus), or (b) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than the other Acquired Companies). Except for a lien in favor of CoBank, ACB, Communications has good and marketable title to all of the Telplus Shares free and clear of all Liens.

3.3 Other Ventures. Other than a joint venture between Telplus and MaineCom Services, Inc. pursuant to a Term Sheet Regarding Interconnection and Development of Network dated June 4, 1999, as amended by Additional Agreement Between Mid-Maine Telplus and MaineCom Services dated April 30, 2001, none of Communications or any of its Subsidiaries owns of record or beneficially any equity ownership interest in any other Person, nor is it a partner or member of any partnership, limited liability company or joint venture.

3.4 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any governmental entity to which any of Communications or its Subsidiaries is subject or (ii) conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, not renew or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which Communications or any of its Subsidiaries is a party, by which Communications or any of its Subsidiaries is bound or to which any of their assets are subject (or result in the imposition of any Lien upon any of their assets). Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of the charter or bylaws of Communications or any of its Subsidiaries. Other than in connection with the necessary notices to and approvals or consents, if any, of the FCC and MPUC, none of Communications or its Subsidiaries is required to give notice to, file with or obtain authorization, consent or approval of any governmental entity in order for Communications and its Subsidiaries to perform their respective obligations under this Agreement.

3.5 Financial Statements. Attached hereto as Schedule 3.5 are true and complete copies of the audited consolidated financial statements of Communications as of and for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, consisting of the balance sheet at such dates and the related statements of income, stockholders’ equity and cash flow for said periods, opined upon by Berry, Dunn, McNeil & Parker, Communication’s independent public accountants (collectively, the “Audited Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the dates indicated and the results of operations for the periods then ended. The balance sheet as of December 31, 2005, which is included in the Audited Financial Statements is herein referred to as the “Acquisition Balance Sheet.”

3.6 Absence of Certain Changes or Events. Except as set forth in Schedule 3.6, since December 31, 2005:

(a) there has not occurred any event or circumstance that constitutes a Material Adverse Effect;

(b) none of Communications or its Subsidiaries has entered into any transaction that was not in the ordinary course of business;

(c) there has not been any material change in the Tax reporting or accounting policies or practices of Communications or any of its Subsidiaries including practices with respect to the payment of accounts payable or the collection of accounts receivable and none of Communications or any of its Subsidiaries has settled or compromised any material Tax liability or made any material Tax election;

(d) none of Communications or any of its Subsidiaries has incurred any Indebtedness other than pursuant to the agreements, notes and instruments described on Schedule 3.19, or assumed, guaranteed, or endorsed the Indebtedness of any other Person, or canceled, released, compromised or waived any debt owed to it or claim possessed by it, other than in the ordinary course of business, except for any Indebtedness or claims which are reflected in the Audited Financial Statements;

(e) none of Communications or any of its Subsidiaries has suffered any theft, damage, destruction or loss of or to any tangible asset or assets or physical property having a value in excess of Fifty Thousand Dollars ($50,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

(f) none of Communications or any of its Subsidiaries has made, granted, or committed to make or grant any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant, other than salary increases and bonuses in the ordinary course of business, or any increase of any benefit provided under any employee benefit plan or arrangement, and none of Communications or any of its Subsidiaries has amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(g) none of Communications or any of its Subsidiaries has sold, assigned, transferred or subjected to any Lien, or have committed to sell, assign, transfer or subject to any Lien, any tangible or intangible assets having a current book value in excess of Fifty Thousand Dollars ($50,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, except for sales of inventory in the ordinary course of business;

(h) none of Communications or any of its Subsidiaries has purchased or leased, or has committed to purchase or lease, any asset for an amount in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate, except purchases of inventory and supplies in the ordinary course of business, consistent with past practice;

(i) except as set forth in Communication’s work order log, none of Communications or any of its Subsidiaries has made or authorized any capital expenditures or commitment for capital expenditures in an amount in excess of One Hundred Thousand Dollars ($100,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(j) there has been no declaration or payment of a dividend, or any other declaration, payment or distribution of any type or nature to the Stockholders in respect of their Common Stock, whether in cash or property, and no purchase or redemption of any Common Stock;

(k) there has been no loan by Communications or any of its Subsidiaries, or guaranty by Communications or any of its Subsidiaries of any loan, to any employee of Communications or any of its Subsidiaries in excess of Twenty Five Thousand Dollars ($25,000);

(l) none of Communications or any of its Subsidiaries has ceased to transact business with any customer that, as of the date of such cessation, represented more than five percent (5%) of the annual gross revenues of Communications;

(m) there has been no amendment or termination of any Materal Contract, except in the ordinary course of business;

(n) none of Communications or its Subsidiaries has entered into any agreement (i) involving the payment of any commission, other than in the ordinary course of business or (ii) limiting the operation of their businesses; and

(o) there has been no agreement or commitment by Communications or any of its Subsidiaries to do any of the foregoing.

3.7 Taxes. All Taxes owed by Communications or any of its Subsidiaries have been paid, other than Taxes which are not yet due or are being contested in good faith by appropriate proceedings, and for which, in each case, adequate reserves have been established on the Acquisition Balance Sheet or in the books and records of Communications and its Subsidiaries. All Tax Returns required to be filed by Communications or any of its Subsidiaries have been duly and timely filed and are true, correct and complete in all material respects. Except as set forth on Schedule 3.7, there are no Tax claims, deficiencies, audits or proceedings pending or, To the Knowledge of Communications, threatened in connection with Communications or any of its Subsidiaries. There are not currently in force any waivers or agreements binding upon Communications or any of its Subsidiaries for the extension of time for the assessment or payment of any Tax. Each of Communications or any of its Subsidiaries has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person. None of Communications or any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement with any other Person or has any contractual obligation to indemnify any other Person with respect to Taxes. None of Communications or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Communications) nor does Communications or any of its Subsidiaries have any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Communications files a consolidated federal income Tax Return on its behalf and on behalf of its Subsidiaries. Neither Communications nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. No claim has ever been made by a tax authority in a jurisdiction where Communications or any of its Subsidiaries do not file any Tax Returns that Communications or any of its Subsidiaries is or may be subject to Tax in such jurisdiction. There are no Liens for Taxes upon any assets of Communications or any of its Subsidiaries, except Liens for Taxes not yet due. Neither Communications nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” as defined in Section 355(a)(1)(A) of the Code in a distribution of shares qualifying under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (as defined in Section 355(e) of the Code) in conjunction with the Merger. Schedule 3.7 lists each partnership (or entity or other arrangement treated as a partnership for U.S. federal income tax purposes) in which Communications or any of its Subsidiaries owns a beneficial interest

3.8 Employees. Except as set forth in Schedule 3.8, at no time since January 1, 2003 has there been any pending or, To the Knowledge of Communications, threatened controversies or claims by any employee or former employee of any of Communications or any of its Subsidiaries with respect to his or her employment or any benefits incident thereto. To the Knowledge of Communications, neither Communications nor any of its Subsidiaries is currently under review, audit, investigation, or prosecution by or subject to any order, consent decree, or conciliation agreement from any federal, state, or local governmental agency with respect to any employment or labor practices, including but not limited to, the U.S. Department of Labor, the U.S. Office of Federal Contract Compliance, the National Labor Relations Board, the U.S. Occupational Safety and Health Administration, or the state or local counterparts. To the Knowledge of Communications, Communications and each of its Subsidiaries has attempted to comply in good faith with all applicable federal, state, and local labor and employment laws, including laws regulating wage and hour practices and prohibiting discrimination in the terms and conditions of employment. Neither Communications nor any of its Subsidiaries is a party to any collective bargaining agreement or employee grievance procedure or dispute resolution mechanism nor, To the Knowledge of Communications, is there pending or underway any union organizational activities or proceedings with respect to employees of Communications or any of its Subsidiaries. Schedule 3.8 includes a complete list of all manager level or above employees and all employees of Communications or any of its Subsidiaries who received total salary (including bonus) of at least Fifty Thousand Dollars ($50,000) during calendar year 2005. There is no labor strike, slowdown or stoppage pending or, To the Knowledge of Communications, threatened against Communications or any of its Subsidiaries. Except as disclosed in Schedule 3.15(a), To the Knowledge of Communications, no employee or former employee of Communications or any of its Subsidiaries has any employment, change in control, or similar agreement with Communications or any of its Subsidiaries that would affect or be affected by the Merger. Except as disclosed in Schedule 3.15(a), To the Knowledge of Communications, no employee or former employee is subject to any employment agreement, non-disclosure agreement, non-solicitation agreement, non-competition agreement, or invention assignment agreement with another Person that is in any way inconsistent with such employee’s or former employee’s employment with Communications or any of its Subsidiaries.

3.9 Employee Benefit Plans and Other Compensation Arrangements. Set forth on Schedule 3.9(a) is a list of all material employee benefit plans (including, but not limited to, employee benefit plans as defined in Section 3(3) of ERISA), with respect to which Communications or any of its Subsidiaries currently is the sponsor or is obligated to make contributions under the plan terms (the “Plans”).

Except as set forth on Schedule 3.9(b):

(a) none of the Plans is a “multiemployer plan” (as defined in ERISA § 3(37)), a pension plan subject to Title IV of ERISA or Code § 412, a multiple employer welfare arrangement as defined in ERISA § 3(40), a multiple employer plan maintained by more than one employer as defined in Code § 413(c) or a plan funded in whole or in part through a voluntary employees’ beneficiary association under Code § 501(c)(9);

(b) each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification and is so qualified in all material respects, except that no representation is made with respect to any formal qualification requirement with respect to which the remedial amendment period under Section 401(b) of the Code has not yet expired;

(c) to the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Plans comply in form and in operation in all material respects with the requirements of ERISA, the Code and any other applicable laws. With respect to each such Plan, all contributions, premium payments and other payments required to be made as of the date of this Agreement have been made, and a proper accrual has been made on the books of Communications and its Subsidiaries for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement;

(d) no director, officer, employee or other fiduciary (as defined in ERISA § 3(21)) of Communications or any of its Subsidiaries has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject Communications or any of its Subsidiaries, Acquisition or any affiliate of Acquisition to any material liability under ERISA or any applicable law. There have been no prohibited transactions (as defined in ERISA § 406 or Code § 4975) with respect to any Plan.

(e) there are no pending or, To the Knowledge of Communications, threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any Plan or otherwise involving any Plan (other than routine claims for benefits);

(f) no Plan, separately or in the aggregate, requires or would result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by Acquisition or Communications or any of its Subsidiaries that are not deductible (in whole or in part) under Section 280G of the Code;

(g) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, disregarding any termination of employment which may occur on or after the Closing, will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of Communications or any of its Subsidiaries from Acquisition, Communications or any of its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent; and

(h) neither Communications nor any of its Subsidiaries has any actual or potential liability for death or medical benefits after separation from employment, other than health care continuation benefits described in Code § 4980B or applicable state law (“COBRA benefits”).

3.10 Environmental Matters. Except as set forth in Schedule 3.10 with respect to Communications and its Subsidiaries:

(a) To the Knowledge of Communications, Communications and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. There has been no exposure of any person or property to any Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse environmental, health or safety effect to any such person or property.

(b) Communications and its Subsidiaries are in compliance in all material respects with all covenants and conditions of any environmental permits. No circumstances exist which could cause any environmental permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All environmental permits and all other consent and clearances required by any Environmental Law or any agreement to which Communications or any of its Subsidiaries are bound as a condition to the performance and enforcement of any permit or other legal obligation, have been obtained or will be obtained prior to the Closing.

(c) To the Knowledge of Communications, no Hazardous Materials are present on, in, under, migrating to or from any Real Property, or, were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by Communications or any of its Subsidiaries. There has been no generation, Treatment, Storage, Release, Disposal or transport of any Hazardous Material, regardless of quantity, at, on, under, or from any of the Real Property by Communications or any of its Subsidiaries except in conformance with all applicable Laws;

(d) There are no friable asbestos or urea formaldehyde-containing materials that have been incorporated into or used on the buildings or any improvements that are a part of the Real Property, or into other assets or products of Communications or any of its Subsidiaries;

(e) There are no electrical transformers, capacitors, fluorescent light fixture with ballasts, or other equipment containing polychlorinated biphenyls on the Real Property;

(f) To the Knowledge of Communications, neither Communications or any of its Subsidiaries has at any time sent any Hazardous Materials to a site that, pursuant to any applicable Law (A) has been placed or proposed for placement on the National Priorities List or any similar state list, or (B) is subject to or the source of an order, demand or request from a government authority to take “response,” “corrective,” “removal,” or “remedial” action, as defined in any applicable Law, or to pay for the costs of any such action at any location;

(g) Neither Communications or any of its Subsidiaries has received any notice, order or other communication from any Governmental Authority, citizens’ group, employee or other individual or entity claiming that the Acquired Companies are, or may be, liable for personal injury or property damage related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material;

(h) There are no underground storage tanks or related piping, or surface impoundments located on, under or at the Real Property;

(i) Communications is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a Material Adverse Effect for Communications or any of its Subsidiaries; and

(j) Communications has delivered to Acquisition or made available for inspection by Acquisition and its agents, representatives and employees all records of Communications or any of its Subsidiaries concerning any Hazardous Materials relating to the business, including but not limited to all environmental audits, environmental assessments, and environmental investigations of any Real Property. Communications has complied with all environmental disclosure obligations imposed by applicable Law with respect to the transactions contemplated by this Agreement.

3.11 Permits; Compliance with Laws. Except as set forth on Schedule 3.11, Communications and each of its Subsidiaries is in compliance with (i) all applicable Laws, (ii) any court or administrative order or process applicable to the operation of its business as currently conducted, including, without limitation, those of the FCC, MPUC, Occupational Safety and Health Administration, Equal Employment Opportunity Commission and National Labor Relations Board. Except as set forth in Schedule 3.11, Communications and each of its Subsidiaries: (x) possesses all licenses, permits, registrations, permanent certificates of occupancy, authorizations, variances, exemptions, orders, approvals and certificates from any governmental authority required under applicable Law with respect to the operation of its business as currently conducted (collectively, “Permits”), (y) has made in a timely manner all necessary filings, including any tariffs and interconnection agreements, required by such Permits or otherwise with respect to the operation of its business as currently conducted, and (z) is in compliance with the terms of all Permits. Except as set forth on Schedule 3.11, since the date of the Acquisition Balance Sheet, neither Communications or any of its Subsidiaries has received any oral or written notice from any Person or entity alleging noncompliance with any applicable Law or the terms of any Permit. Neither Communications or any of its Subsidiaries is aware of or has received notification that the operation of its business or any of its Permits is the subject of investigation by any governmental authority of appropriate jurisdiction, or that any of its Permits is in jeopardy of being materially amended, restricted, rescinded or terminated. None of the Permits will lapse, terminate, expire or in any way be adversely impacted or affected by or as a result of the performance of this Agreement, or the consummation of the transactions contemplated hereby.

3.12 Real and Personal Properties.

(a) Schedule 3.12(a) identifies (i) all of the real property owned by Communications or any of its Subsidiaries (collectively, the “Owned Real Property”), and (ii) all of the real property demised by leases or subleases, true and complete copies of which are attached to Schedule 3.12(a) (collectively, the “Leases”) to Communications or its Subsidiaries (collectively, the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Except as set forth on Schedule 3.12(a), there are no parties in possession of any portion of the Real Property other than Communications or its Subsidiaries, whether as lessees, sublessees, tenants at will or trespassers.

(b) Except as set forth on Schedule 3.12(b), the Leases are valid, binding and in full force and effect, enforceable against each of the parties thereto, and Communications and each of its Subsidiaries holds a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein, respectively. None of Communications or its Subsidiaries are in default under any Lease, and, To the Knowledge of Communications, no events have occurred and no circumstances exist which, if unremedied, and whether with or without notice or the passage of time or both, would result in such a default, except in each case for such defaults as would not have a Material Adverse Effect.

(c) Communications and its Subsidiaries own, with good and marketable title, each parcel of Owned Real Property, and tangible personal property and assets used in its business as currently conducted, free and clear of all Liens, except for Permitted Liens. The condition of the tangible personal property is sufficient, in all material respects, for the operation of the business as currently conducted by Communications and its Subsidiaries.

(d) To the Knowledge of Communications, the current uses of all buildings and other structures utilized by Communications or any of its Subsidiaries and located on the Real Property substantially conform with all applicable federal, state and local governmental building, zoning, health, safety, platting, subdivision or other Laws, and restrictive covenants to which the Real Property is subject are being violated by Communications or its Subsidiaries.

3.13 Accounts Receivable. The accounts receivable reflected on the Acquisition Balance Sheet and accounts receivable arising after the date of the Acquisition Balance Sheet and reflected on the books and records of Communications and its Subsidiaries arose out of bona fide, arm’s length transactions, represent valid obligations arising from services actually provided and, to the Knowledge of Communications, are collectible in the ordinary course of business at the recorded amounts thereof, consistent with past practices. The accounts receivable reflected on the Acquisition Balance Sheet are stated thereon in accordance with GAAP, consistently applied, subject to (a) normal year end adjustments, and (b) the absence of disclosures normally made in footnotes.

3.14 Intellectual Properties. Schedule 3.14(a) sets forth a complete and correct list of all patented or registered Intellectual Property and pending patent applications or other applications for registration of Intellectual Property, material unregistered trademarks, service marks, trade names, material unregistered copyrights, corporate names, logos and slogans, Internet domain names and material software included in the Company Intellectual Property. Schedule 3.14(b) sets forth all written material licenses pursuant to which Communications or any of its Subsidiaries is a party either as a licensee or licensor and any other material agreements under which Communications or any of its Subsidiaries grant or receive any rights to Intellectual Property.

Except as set forth in Schedule 3.14(c):

(a) Communications and each of its Subsidiaries owns and possesses all, right, title and interest in and to, or has a valid and enforceable right or license to use the Company Intellectual Property as currently being used;

(b) except for the Permitted Liens, the Company Intellectual Property is not subject to any Liens and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to written license agreements applicable thereto;

(c) the Company Intellectual Property owned by Communications or its Subsidiaries and, To the Knowledge of Communications, the Company Intellectual Property used by Communications or any of its Subsidiaries, is valid, subsisting, in full force and effect, and has not been cancelled, expired or abandoned;

(d) To the Knowledge of Communications: (i) neither Communications or any of its Subsidiaries has infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party; (ii) the conduct of the businesses as currently conducted by Communications and each of its Subsidiaries does not infringe upon any Intellectual Property owned or controlled by any third party; and (iii) none of the Acquired Companies has received any written notice regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party);

(e) To the Knowledge of Communications: (i) no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property; and (ii) no such claims have been brought or threatened against any third party by Communications or any of its Subsidiaries; and

(f) (i) all licenses listed on Schedule 3.14(b) are in full force and effect and, To the Knowledge of Communications, are enforceable in accordance with their respective terms; (ii) Communications and each of its Subsidiaries has performed all obligations required to be performed by them pursuant to the licenses and agreements listed on Schedule 3.14(b); (iii) there is no existing or, To the Knowledge of Communications, threatened default under or violation of any of the licenses or agreements listed on Schedule 3.14(b) by any other party thereto and (iv) the Merger will not result in the termination of any of the licenses and agreements listed on Schedule 3.14(b).

3.15 Contracts. Schedule 3.15(a) lists all of the currently effective written agreements or binding oral agreements of the following types to which Communications or any of its Subsidiaries is a party or by which any properties or assets of Communications or any of its Subsidiaries is bound or are subject:

(a) contracts or group of related contracts with remaining payment obligations (whether as revenue to or an expense of Communications or any of its Subsidiaries) in excess of Fifty Thousand Dollars ($50,000) on an annual basis;

(b) contracts relating to the borrowing of money by Communications or any of its Subsidiaries, the granting by Communications or any of its Subsidiaries of a Lien on any of its assets, or any guaranty by Communications or any of its Subsidiaries of any obligation in respect of borrowed money or otherwise;

(c) employment, confidentiality and non-competition agreements with any employee, officer, consultant or management advisor;

(d) contracts not otherwise disclosed herein which limit the freedom of Communications or any of its Subsidiaries to engage in any business or compete with any Person;

(e) contracts pursuant to which Communications or any of its Subsidiaries is a lessor or a lessee of any personal or real property, or holds or operates any tangible personal property owned by another Person, except for any such leases under which the aggregate annual rent or lease payments do not exceed Twenty Five Thousand Dollars ($25,000);

(f) contracts or commitments for the purchase or sale of capital assets in excess of Seventy Five Thousand Dollars ($75,000); and

(g) interconnection agreements and other contracts for the provision or acquisition of facilities and/or services related to the conduct of telecommunications, information or Internet access services.

Correct and complete copies of each contract required to be identified on Schedule 3.15(a), including amendments thereto (collectively, the “Material Contracts”) have been made available to Acquisition. All of the Material Contracts are in full force and effect and, To the Knowledge of Communications, are enforceable in accordance with their respective terms. Except as set forth on Schedule 3.15(b), neither Communications or its Subsidiaries nor, to the Knowledge of Communications, any other party to any of the Material Contracts (i) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Material Contracts or (ii) has waived any right it may have under any of the Material Contracts.

3.16 Litigation. Except as set forth on Schedule 3.16, there are no actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at law or in equity, pending or, To the Knowledge of Communications, threatened in writing, against Communications or any of its Subsidiaries, nor is there any judgment, decree, injunction or order of any governmental entity or arbitrator outstanding against Communications or any of its Subsidiaries.

3.17 Brokerage. Except for fees or expenses which have already been paid, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Communications or any of its Subsidiaries, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, except for Daniels & Associates, L.P.

3.18 Insurance. Communications and its Subsidiaries maintain all insurance policies that are required or customarily maintained for the conduct of their business or the ownership of their respective property (both real and personal), including, without limitation, workers compensation, and property and casualty insurance. Schedule 3.18 contains an accurate and complete list of all insurance policies currently owned, held by or applicable to Communications or any of its Subsidiaries (or its respective assets or business), true and complete copies of which have been provided to Acquisition. All such policies required to be disclosed on Schedule 3.18 are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to such policies. Neither Communications or any of its Subsidiaries (i) is in default under any such policies or (ii) has failed to present any notice or material claim thereunder in a due and timely fashion. Such policies are valid, outstanding and enforceable policies and will remain in effect after the Closing and the applicable limits under such policies have not been exhausted.

3.19 Indebtedness. Schedule 2.6.2 sets forth a listing of all Indebtedness of Communications and its Subsidiaries as of the date of this Agreement.

3.20 Inventory. All inventory of Communications and its Subsidiaries consists of items of a quantity and quality historically useable in the ordinary course of business.

3.21 Bank Accounts. Schedule 3.21 sets forth a listing of each bank or other financial institution in which Communications or any of its Subsidiaries has an account, safe deposit box or lock box arrangement, the name of the entity in whose name such account, box or arrangement is held, the identifying numbers or symbols of the account, box or arrangement and the name of each person authorized to draw thereon or to have access thereto.

3.22 Interest in Customers, Suppliers and Competitors. Except as set forth on Schedule 3.22, no officer or director of Communications or any of its Subsidiaries, no Stockholder owning five percent (5%) or more of the Common Stock and, to the Knowledge of Communications, no spouse, parent, sibling or lineal descendent of any of the foregoing, has any direct or indirect interest in any customer, supplier or competitor of Communications or any of its Subsidiaries, or in any Person from whom or to whom Communications or any of its Subsidiaries lease any real or personal property, or in any other Person with whom Communications or any of its Subsidiaries is doing business, directly or indirectly (including as a debtor or creditor), whether in existence or proposed.

3.23 Bankruptcy. None of Communications or any of its Subsidiaries has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee was appointed in a voluntary or involuntary proceeding.

3.24 Related Transactions. Except as set forth on Schedule 3.22, no officer or director of Communications or any of its Subsidiaries and no Stockholder, is now, or has been during the last three (3) fiscal years, a party to any transaction or contract with Communications or any of its Subsidiaries.

3.25 Location of Operations. None of Communications or any of its Subsidiaries conducts or has applied to conduct any business operations outside of the State of Maine.

3.26 Disclosure. This Agreement, including the schedules, attachments or exhibits hereto, does not contain any untrue statement of a material fact or omit a material fact necessary to make any statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

ARTICLE 4
Representations and Warranties of Acquisition

Acquisition represents and warrants to Communications for the benefit of the Participating Stockholders that the following statements contained in this Article 4 are true, complete and correct at and as of the date of this Agreement.

4.1 Organization; Authorization. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition has all requisite power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of Acquisition in connection herewith.

4.2 Execution and Delivery; Enforceability. This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Acquisition in connection herewith, will upon such delivery be, duly executed and delivered by Acquisition and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Acquisition, enforceable in accordance with its terms.

4.3 Governmental Authorities; Consents. Except for approval from the FCC or MPUC, no consent, approval or authorization of any governmental authority or any other Person is required to be obtained by Acquisition in connection with Acquisition’s execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Acquisition in connection herewith or the consummation of the transactions contemplated hereby or thereby, other than consents, approvals and authorizations already obtained.

4.4 Brokerage. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Acquisition, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, except for CIBC World Markets Corp., the fees and expenses of which are solely the responsibility of Acquisition.

4.5 Reliance; Disclosure. In making its decision to consummate the Merger, Acquisition has not relied upon any representation, warranty or other statement by or on behalf of Communications and its Subsidiaries, express or implied, except as expressly set forth in this Agreement. To the knowledge of Acquisition, none of the representations or warranties of Communications and its Subsidiaries set forth in this Agreement is untrue or misleading.

4.6 Financing. Acquisition has entered into commitment letters with General Electric Capital Corporation, true and complete copies of which have been provided to Communications (the “Commitment Letters”), the proceeds of which will be sufficient to permit Acquisition to consummate the transactions contemplated by this Agreement. As of the date hereof, Acquisition is not aware of any facts or circumstances that create a reasonable basis for Acquisition to believe that the lenders would not be able to fund the transactions contemplated by this Agreement in accordance with the terms of the Commitment Letters.

ARTICLE 5
Conditions Precedent

5.1 Conditions to Acquisition’s Obligations. The obligation of Acquisition to consummate the closing of the transaction contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions set forth in this Section 5.1:

(a) the FCC and MPUC shall have approved the Merger, including but not limited to, by giving consent to any and all assignments or transfers of control of Permits, and all applicable appeal periods shall have expired or otherwise been terminated, and all filings, authorizations and approvals and consents set forth on Schedule 5.1(a) shall have been made with or obtained from all applicable governmental authorities or other Persons, as the case may be;

(b) no event, development, circumstance or occurrence shall have occurred since December 31, 2005 that individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

(c) there shall be no suit, action, investigation or proceeding pending or threatened before any court, agency or other governmental authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

(d) (i) the representations and warranties of Communications contained in Article 3 shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) at and as of the Closing as though then made; and (ii) Communications has performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Communications or any of its Subsidiaries prior to the Closing; Acquisition shall have received a certificate signed by the President of Communications as to the matters set forth in clauses (i) and (ii);

(e) Acquisition shall have received the written resignation, effective as of the Closing, of each director and officer of the Subsidiaries;

(f) Acquisition shall have received the Pay-Off Letters;

(g) Acquisition shall have received a certificate of good standing as of the most recent practicable date from the Secretary of State of the states where Communications and each of the Subsidiaries is incorporated, as well as foreign qualification certificates for each jurisdiction listed on Schedule 3.1;

(h) There shall not be more than one hundred seventy five (175) Dissenting Shares;

(i) Acquisition shall have received a certificate from the Secretary of Communications certifying that votes approving the Merger were duly adopted by the directors and shareholders of Communications;

(j) Acquisition shall have received each other document required to be delivered to Acquisition pursuant to this Agreement, including the Certificate of Merger, the Escrow Agreement, the Special Claim Escrow Agreement and the WC Escrow Agreement; and

(k) the conditions set forth in the Commitment Letters shall have been satisfied or waived and the funding referred to therein shall be available to Acquisition on terms no less favorable to Acquisition than are set forth in the Commitment Letters, provided that the failure to obtain such satisfaction or waiver is not a result of the failure of Acquisition to carry out its obligations to the financial institutions as set out in such letters and such failure by Acquisition has not been primarily caused by a breach by Acquisition of its obligations under this Agreement;

(l) Communications shall have executed and delivered to Acquisition an affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required by Section 1445(b)(3) of the Code and Section 1.1445-2(c)(3) of the Treasury Regulations, certifying that Communications is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

(m) Gary Sugarman shall have entered into a non-competition agreement substantially in the form of Exhibit E.

(n) Communications shall have remediated the environmental matter disclosed on Section 3.10 of the Disclosure Schedule to the reasonable satisfaction of Acquisition, including without limitation by obtaining approval of the sufficiency of the actions taken by Communications from the State of Maine Department of Environmental Protection.

(o) Communications shall have terminated its line of credit agreement with TD Banknorth, repaid any amounts outstanding thereunder and obtained a Pay-Off Letter with respect thereto.

Any agreement or document to be delivered to Acquisition pursuant to this Section 5.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Acquisition.

5.2 Conditions to Communications’ Obligations. The obligations of Communications to consummate the closing of the transaction contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 5.2:

(a) the FCC and MPUC shall have approved the Merger, including but not limited to by giving consent to any and all assignments or transfers of control of Permits, and all applicable appeal periods shall have expired or otherwise been terminated, and all filings, authorizations and approvals and consents set forth on Schedule 5.1(a) shall have been made with or obtained from all applicable governmental authorities or other Persons, as the case may be;

(b) there shall be no suit, action, investigation or proceeding pending or threatened before any court, agency or other governmental authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

(c) (i) the representations and warranties of Acquisition contained in Article 4 shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) at and as of the Closing as though then made; and (ii) Acquisition has performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Acquisition prior to the Closing; Communications shall have received a certificate of Acquisition as to the matters set forth in clauses (i) and (ii);

(d) Acquisition shall have (i) delivered the Estimated Merger Consideration in accordance with Section 2.6.3; and (ii) deposited the Escrow Funds, Special Claim Escrow Funds and WC Escrow Funds in escrow pursuant to Sections 2.6.4 hereof;

(e) Acquisition shall have satisfied the Repaid Closing Indebtedness in accordance with Section 2.6.2;

(f) The Stockholders’ Representative shall have received a certificate from the Secretary of Acquisition certifying that votes approving the Merger were duly adopted by the directors and shareholders of Acquisition; and

(g) Stockholders’ Representative or Communications shall have received each other document required to be delivered by Acquisition pursuant to this Agreement, including the Certificate of Merger, the Escrow Agreement, the Special Claim Escrow Agreement and the WC Escrow Agreement.

Any agreement or document to be delivered by Acquisition pursuant to this Section 5.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Stockholders’ Representative.

ARTICLE 6
The Closing

The consummation of the Merger and transactions contemplated herein (the “Closing”) will take place on the date that is no later than the third (3rd) business day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 5 hereof and shall take place at the offices of Dorsey & Whitney LLP, 250 Park Avenue, New York, New York 10177, or at such other time and place as to which Acquisition and Communications may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The parties agree that the Effective Time shall occur on the Closing Date. The transfers and deliveries described in Article 5 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 5 shall also have occurred or been waived in writing by the party entitled to waive the same, it being understood that Stockholders’ Representative shall have the authority to waive on behalf of Communications or any Participating Stockholder any delivery required at or before the Closing by Acquisition hereunder.

ARTICLE 7
Additional Covenants and Agreements

7.1 Pre-Closing Covenants and Agreements.

7.1.1 Conduct of Business. During the period between the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with Section 7.1.4 or the Closing Date (the “Pre-Closing Period”), except as otherwise expressly provided for in this Agreement or except to the extent Acquisition otherwise consents, Communications shall, and shall cause each of its Subsidiaries to: (i) be operated in the ordinary course of business, consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its respective business organizations and relationships with Persons doing business with Communications or its Subsidiaries, as applicable and (iii) continue to make maintenance capital expenditures in accordance with past practice. Without limiting the generality of the foregoing, except as contemplated by this Agreement, during the Pre-Closing Period, without the prior written consent of Acquisition, which consent will not be unreasonably withheld or delayed, Communications shall not (i) intentionally take, and shall not permit any of its Subsidiaries to take intentionally, or agree (whether in writing or otherwise) to take, any action that would result in a violation of Section 3.6 hereof, (ii) authorize or effect any change in the charter or bylaws of Communications or its Subsidiaries or (iii) make any change in the terms of employment applicable to any of its directors, officers or employees outside the ordinary course of business with the exception of voluntary resignations of employees.

7.1.2 Access. During the Pre-Closing Period, Communications shall provide and shall cause its Subsidiaries to provide to Acquisition and its representatives reasonable access to the personnel, facilities and records of Communications and its Subsidiaries and to permit Acquisition and its representatives to conduct such necessary inspections as Acquisition may reasonably request.

7.1.3 Satisfaction of Closing Conditions. During the Pre-Closing Period and subject to the terms and conditions of this Agreement, Communications, on the one hand, and Acquisition, on the other hand, will use commercially reasonable, good faith efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to consummate the transactions contemplated by this Agreement. The parties shall cooperate with each other so as to obtain as soon as practicable after the date hereof all necessary regulatory or other consents, clearances, authorizations and approvals required under Article 5. In this regard, each party (a) shall use commercially reasonable best efforts to make one or more appropriate filings with the FCC and MPUC with respect to the transaction contemplated hereby as soon as practicable following the execution of this Agreement, (b) shall cooperate and coordinate such filing with the other party, and (c) shall cooperate with the other party diligently to pursue all approvals required from either the FCC or MPUC, including by means of any supplementary filings requested; provided, however, that neither party shall be obligated to commence any litigation or extend the Outside Closing Date.

7.1.4 Exclusivity. Communications agrees that following the date of this Agreement, neither Communications, nor any of its Subsidiaries, nor any of their respective Affiliates, officers, directors, representatives or agents will directly or indirectly, solicit, initiate, consider, facilitate, encourage or accept or furnish to any other Person any information with respect to, any other proposals from any other Person relating to any acquisition or purchase of all or any substantial portion of the capital stock of Communications or any of its Subsidiaries or all or substantially all of the assets of Communications or any of its Subsidiaries. Communications shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing.

7.1.5 Stockholder Efforts. Immediately following the execution of this Agreement, Communications shall use commercially reasonable, good faith efforts to cause the holders of Common Stock listed on Schedule 2.6.3 to execute and deliver to Communications a written consent in substantially the form attached hereto as Exhibit F in accordance with Section 228 of the DGCL approving and adopting this Agreement and the Merger. As promptly as practicable after the date of this Agreement, Communications will provide to any holder of Common Stock that has not approved and adopted this Agreement notice of the approval of this Agreement by the stockholders of Communications required by Sections 228 and 262 of the DGCL. Communications shall provide Acquisition a reasonable opportunity to review and comment on such notice prior to the distribution to its stockholders.

7.1.6 Termination. This Agreement may be terminated:

(a)	by mutual written consent of Acquisition and Communications at any time prior to the Closing;

(b)
by Acquisition or Communications prior to Closing if a material breach of any representation, warranty or covenant of this Agreement has been committed by the other party and such breach has not been waived or cured within thirty (30) days after being notified of same; provided, however, that no cure period shall be available in respect of a failure on the part of Acquisition to make any payment or deposit required to be made by it at the Closing;

(c)
by Acquisition or Communications if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement and, in the case of Acquisition, other than by reason of non-fulfillment of the condition set forth in Section 5.1(k)) on or before December 31, 2006 (the “Outside Closing Date”).

If this Agreement is terminated pursuant to Section 7.1.6(a), then all provisions of this Agreement except Sections 7.2.2 and 7.2.4 shall thereupon become void without any liability on the part of any party hereto to any other party hereto. If Acquisition terminates this Agreement because Communications has materially breached or materially failed to perform its agreements and covenants in this Agreement, Acquisition shall be entitled to pursue all legal and equitable remedies against Communications for such breach or failure to perform. If Communications terminates this Agreement because Acquisition has materially breached or materially failed to perform its agreements and covenants in this Agreement or this Agreement is terminated solely because the condition set forth in Section 5.1(k) has not been met (including termination by Communications pursuant to Section 7.1.6(c) because such condition has not been met), Acquisition shall pay Communications a termination fee of $500,000 as the sole and exclusive remedy for such breach or termination; provided, however that no fee shall be payable pursuant to this Section 7.1.6 if at the time of termination of this Agreement pursuant to Section 5.1(k), any of the other conditions set forth in Section 5.1 could not be met if the financing described in Section 5.1(k) were made available to Acquisition.

7.2 Miscellaneous Covenants.

7.2.1 Publicity. During the Pre-Closing Period, any disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon in writing by Communications and Acquisition, or as may be required by Law or by any governmental or regulatory authority or the rules and regulations of any United States or foreign securities exchange.

7.2.2 Expenses. Acquisition shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Acquisition or its representatives or are otherwise expressly allocated to Acquisition hereunder, and Communications shall pay, prior to Closing, all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Communications or any of its Subsidiaries or their respective representatives or are otherwise expressly allocated to Communications hereunder, including, but not limited to, the fees and expenses described in Section 3.17.

7.2.3 No Assignments. No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect.

7.2.4 Confidentiality Agreement. Notwithstanding the execution of this Agreement, the parties acknowledge that the confidentiality agreement executed by Otelco and Daniels & Associates, LP, dated December 2, 2005 (the “Confidentiality Agreement”), remains in full force and effect pursuant to the terms thereof, and Acquisition hereby agrees to be bound by the provisions thereof.

7.2.5 Access by Stockholders’ Representative. Acquisition shall, and shall cause each of the Acquired Companies to, for a period of two (2) years after the Closing Date, during normal business hours, provide Stockholders’ Representative and its designees and representatives with such access to the books and records of the Acquired Companies as may be reasonably requested by Stockholders’ Representative, who shall be entitled, at its expense, to make extracts and copies of such books and records; provided that Stockholders’ Representative agrees that any information designated as confidential by Acquisition or the Surviving Corporation shall be kept confidential by Stockholders’ Representative; provided, however, that Stockholders Representative may disclose such information if, such disclosure is requested or legally required to be made (by deposition, interrogatories, requests for information or documents) in legal proceedings, subpoena, civil investigative demand or other similar process; provided, further however, that Stockholders' Representative gives Surviving Corporation written notice of the nature and circumstances of such disclosure promptly upon becoming aware that the same is or may be required. Acquisition agrees that it shall not, during such two (2) year period, destroy or cause or permit to be destroyed any material books or records without first obtaining the consent of Stockholders’ Representative (or providing to Stockholders’ Representative notice of such intent and a reasonable opportunity to copy such books or records at least thirty (30) days prior to such destruction).

7.2.6 Continuation of Indemnification. Acquisition agrees that after the Closing it shall cause Communications and its Subsidiaries to continue to indemnify and hold harmless each of the present and former directors, officers, employees and agents of Communications and its Subsidiaries, in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at law or in equity by any Person or any arbitration or administrative or other proceeding relating to the businesses of Communications or any of its Subsidiaries or the status of such individual as a director, officer, employee or agent prior to the Closing, to the fullest extent permitted by any applicable Law. Acquisition shall cause the persons serving as officers and directors of Communications and its Subsidiaries immediately prior to the Closing Date to be covered for a period of three (3) years from the Closing Date by the directors’ and officers’ liability insurance policy or extended discovery insurance maintained by Communication and its Subsidiaries (provided that Acquisition, the Company or the Subsidiaries may substitute therefor policies of at least the same coverage and amounts and which contain terms and conditions that are, when taken as a whole, not less advantageous to such directors and officers than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Closing Date which were committed by such officers and directors in their capacity as such; provided, however, that (i) Communications and its Subsidiaries shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof for such insurance (the “Current Premium”) and (ii) such policies may in the sole discretion of the Surviving Corporation be one or more “tail” policies for all or a portion of the three (3) years. If such premium for such insurance required to be maintained pursuant to this Section 7.2.6 would at any time exceed 200% of the Current Premium, then Acquisition shall cause to be maintained policies of insurance which, in good faith determination, provide the maximum dollar loss coverage available at an annual premium equal to 200% of the Current Premium.  If any of the Acquired Companies merge into, consolidate with or transfer all or substantially all of their assets to another Person, then and in each such case, Acquisition shall make and shall cause the Acquired Companies to make proper provision so that the surviving or resulting corporation or the transferee in such transaction shall assume the obligations of Acquisition and the Acquired Companies under this Section 7.2.6. This Section 7.2.6 is intended to benefit each director, officer, agent or employee who has held such capacity on or prior to the Closing Date and is either a party to an indemnification agreement with the Acquired Companies or now or hereafter is entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Certificate of Incorporation, Articles of Incorporation, Code of Regulations or By-Laws as of the date hereof.

7.2.7 Stockholders’ Representative. Communications hereby designates Stockholders’ Representative to execute any and all instruments or other documents, and to do any and all other acts or things, after the Merger on behalf of or affecting the Participating Stockholders, which Stockholders’ Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby and the performance of all obligations hereunder before, at or following the Closing. Without limiting the generality of the foregoing, Stockholders’ Representative shall have the full and exclusive authority to (a) agree with Surviving Corporation with respect to any matter or thing required or deemed necessary by Stockholders’ Representative in connection with the provisions of this Agreement calling for the agreement of Stockholders’ Representative, give and receive notices on behalf of all Participating Stockholders, and act on behalf of Participating Stockholders in connection with any matter as to which Participating Stockholders are or may be obligated or benefited under this Agreement or the Escrow Agreement, all in the absolute discretion of Stockholders’ Representative, (b) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by, or deemed by Stockholders’ Representative to be necessary or advisable in connection with, this Agreement, and (c) take all actions necessary or desirable in connection with the defense or settlement of any indemnification claims pursuant to Article 8 and performance of obligations under Article 2, including to withhold funds for satisfaction of expenses or other liabilities or obligations or to withhold funds for potential indemnification claims made hereunder. All decisions by Stockholders’ Representative shall be binding upon all Participating Stockholders, and no Participating Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Stockholders’ Representative may communicate with any Participating Stockholder or any other Person concerning its responsibilities hereunder, but it is not required to do so. Stockholders’ Representative has a duty to serve in good faith the interests of the Participating Stockholders and to perform its designated role under this Agreement, but Stockholders’ Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which it directly causes by an act of willful misconduct. Participating Stockholders shall indemnify and hold harmless Stockholders’ Representative against any loss, expense (including reasonable attorney’s fees) or other liability arising out of its service as Stockholders’ Representative under this Agreement, other than for harm directly caused by an act of willful misconduct. Stockholders’ Representative may resign at any time by notifying Acquisition and Participating Stockholders in writing.

7.3 Acknowledgements. Acquisition does not make, and has not made any representations or warranties relating to Acquisition or otherwise other than those expressly set forth herein and Communications does not make, and has not made, any representations or warranties relating to it or any of its Subsidiaries or the businesses of it and its Subsidiaries or otherwise, in connection with the transactions contemplated hereby other than those expressly set forth herein. It is understood and agreed that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including, without limitation, any memoranda and materials provided by any representative of Communications (including, without limitation, Daniels & Associates, L.P.) are not and shall not be deemed to be or to include representations or warranties of Communications. No Person has been authorized by Communications to make any representation or warranty relating to Communications or any of its Subsidiaries or the businesses of Communications or any of its Subsidiaries or otherwise in connection with the transaction contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Communications and shall not be deemed to have been made by Communications.

7.4 Tax Matters.  Following the Closing, the Participating Stockholders and the Surviving Corporation shall, and shall cause the Subsidiaries to, cooperate fully, as and to the extent reasonably requested by any other party, in connection with any audit, litigation or other proceeding with respect to Taxes or the preparation of any Tax Return. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such Tax matter or required by the Code or other applicable law and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Participating Stockholders and the Surviving Corporation agree (a) to retain all books and records with respect to Tax matters pertinent to the Communications and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Participating Stockholder or the Surviving Corporation, as the case may be, shall allow the other party to take possession of such books and records. The Participating Stockholders and the Surviving Corporation further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). The Participating Stockholders and the Surviving Corporation further agree, upon request, to provide the other party with all information that any party may be required to report pursuant to the Code and all regulations promulgated thereunder. Communications shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by Communications and its Subsidiaries on or before the Closing Date (which Tax Returns shall be prepared on a basis consistent with the Tax Returns filed by or on behalf of Communications and its Subsidiaries for the preceding Tax period) and shall cause Communications and its Subsidiaries to pay all Taxes shown on such Tax Returns or otherwise due. The Surviving Corporation shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by Communications and its Subsidiaries after the Closing Date.

7.5 Financial Statements. During the period from the date of this Agreement to the Closing Date, Communications shall deliver, or cause to be delivered, to Acquisition as soon as practicable after the end of each month, unaudited monthly financial statements prepared in accordance with Section 3.5 hereof.

ARTICLE 8
Indemnification

8.1 Indemnification of Acquisition. Subject to the limitations set forth in this Article 8, from and after the Closing, the Participating Stockholders shall, in accordance with their respective Stockholders Percentage Interests, but only out of and to the extent of the Escrow Fund, indemnify, defend and hold harmless, to the fullest extent permitted by law, Surviving Corporation and its officers, directors, employees, Affiliates, agents, partners, successors and assigns (collectively, the “Acquisition Indemnitees”), from against and in respect of (i) Losses incurred as a result of any breach or default in performance by Communications or any of its Subsidiaries of any covenant or agreement contained in this Agreement, and (ii) Losses incurred as a result of any breach of, or any inaccuracy in, any representation or warranty made by Communications or any of its Subsidiaries contained in this Agreement.

8.2 Limitations on Indemnification of Acquisition. Notwithstanding any other provision of this Agreement:

(a) the Acquisition Indemnitees shall not be entitled to indemnification under this Article if, and to the extent that, the Losses are reflected on the Final Adjustment Statement;

(b) and any recovery shall be net of the amount of any actual recoveries under any insurance policy that are available to Surviving Corporation, Communications or its Subsidiaries or any of their Affiliates in connection with the circumstances that give rise to the claim for indemnification;

(c) amounts payable to the Acquisition Indemnitees shall be considered a reduction in the Merger Consideration; and

(d) in the event that an Acquisition Indemnitee makes a claim for indemnification which is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Acquisition Indemnitees shall bear all reasonable costs and expenses (including court costs and reasonable attorneys’ and accounting fees) incurred by Stockholders’ Representative in investigating and defending against such claim.

In addition, the Stockholders shall not have any obligation to indemnify the Acquisition Indemnitees pursuant to Section 8.1 (other than with respect to breaches or inaccuracies of the representations and warranties contained in Sections 3.1, 3.2, 3.12, 3.19 and 3.21) unless and until, and only to the extent that, the aggregate of all such individual Losses incurred or sustained by the Acquisition Indemnitees (other than with respect to breaches or inaccuracies of the representations and warranties contained in Sections 3.1, 3.2, 3.12, 3.19 and 3.21) exceeds $150,000, at which time the Acquisition Indemnitees shall be entitled to indemnity for the full amount of Losses (and not just the amount in excess of $150,000). It is understood and agreed that the sole source of payment for any indemnity under Section 8.1 shall be from the Escrow Funds pursuant to the Escrow Agreement.

Regardless of any investigation made at any time by or on behalf of any party hereto or of any information any party may have in respect thereof, no claim for indemnification pursuant to Section 8.1 shall be valid unless notice thereof is delivered to the Stockholders’ Representative on or prior to the close of business on the first anniversary of the Closing Date.

8.3 Indemnification of Participating Stockholders. Subject to the limitations set forth in this Article 8, from and after the Closing, Surviving Corporation shall indemnify, defend and hold harmless, to the fullest extent permitted by law, the Participating Stockholders and their respective officers, directors, employees, Affiliates, agents, partners, successors and assigns (collectively, the “Seller Indemnitees”), from against and in respect of (i) Losses incurred as a result of any breach or default in performance by Acquisition of any covenant or agreement contained in this Agreement, and (ii) Losses incurred as a result of any breach of, or any inaccuracy in, any representation or warranty made by Acquisition contained in this Agreement. Acquisition does not make and shall not be deemed to have made, nor is any Seller Indemnitee relying upon, any representation, warranty or covenant other than those representations, warranties and covenants which are expressly set forth in this Agreement.

8.4 Limitations on Indemnification of Seller Indemnitees. Notwithstanding any other provisions of this Agreement, the indemnification of Seller Indemnitees provided for in this Agreement shall be subject to the limitations and conditions set forth in this Section 8.4 as follows:

(a) regardless of any investigation made at any time by or on behalf of any party hereto or of any information any party may have in respect thereof, no claim for indemnification pursuant to Section 8.3 shall be valid unless notice thereof is delivered to the Surviving Corporation on or prior to the close of business on the first anniversary of the Closing Date; and

(b) in the event that a Seller Indemnitee makes a claim for indemnification which is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, such Seller Indemnitee shall bear all reasonable costs and expenses (including court costs and reasonable attorneys’ and accounting fees), incurred by Surviving Corporation in investigating and defending against such claim.

8.5 Procedures Relating to Indemnification.

8.5.1 Third-Party Claims. In order for a party (the “indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the indemnitee (a “Third-Party Claim”), such indemnitee must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim within the time period prescribed in Sections 8.2(a) or 8.4(a), as applicable, no later than thirty (30) days after such claim or demand is first asserted. Such notice shall state in reasonable detail the amount or estimated amount of such claim, and shall identify the specific basis (or bases) for such claim, including the representations, warranties or covenants in this Agreement alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure or such notice is given after the dates set forth in Sections 8.2(a) or 8.4(a), as applicable. Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.

If a Third-Party Claim is made against an indemnitee, the indemnitor shall be entitled to participate, at its expense, in the defense thereof, with counsel of its choice reasonably satisfactory to the indemnitee; provided that the indemnitor conducts the defense of such Third-Party Claim actively and diligently. Notwithstanding the foregoing, if the indemnitor irrevocably admits to the indemnitee in writing its obligation to indemnify the indemnitee for all liabilities and obligations relating to such Third-Party Claim, the indemnitor may elect to assume and control the defense thereof with counsel selected by the indemnitor. If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense.

If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnitor has assumed the defense of a Third-Party Claim, (i) the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed); (ii) the indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnitor may recommend and which by its terms releases the indemnitee from any liability in connection with such Third-Party Claim; and (iii) the indemnitor shall not, without the written consent of the indemnitee, enter into any settlement, compromise or discharge or consent to the entry of any judgment which imposes any obligation or restriction upon the indemnitee.

8.5.2 Other Claims. In the event any indemnitee should have a claim against any indemnitor under this Agreement that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor and the Escrow Agent (for so long as there remain any funds held by the Escrow Agent) promptly following discovery of any indemnifiable Loss, but in any event not later than the close of business on the first anniversary of the Closing Date. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure or such notice is given after the close of business on the first anniversary of the Closing Date. Such notice shall state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Upon receipt of any such notice, the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any Loss.

8.6 Limitation of Remedies. Each party acknowledges and agrees that, should the Closing occur, the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article 8, and there shall be no recovery against any Participating Stockholder individually.

ARTICLE 9
Certain Definitions

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 9, or elsewhere in this Agreement as indicated in this Article 9:

“Acquired Companies” means Communications, Telecom and Telplus, collectively; and each of them separately may be referred to individually as an “Acquired Company.”

“Acquisition” is defined in the preamble of this Agreement.

“Acquisition Balance Sheet” is defined in Section 3.5.

“Acquisition Indemnitees” is defined in Section 8.1.

An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock or membership interests, by contract, or otherwise.

“Agreed Closing Statement” is defined in Section 2.7.1.

“Agreement” means this Agreement and Plan of Merger, as may be amended from time to time.

“Audited Financial Statements” is defined in Section 3.5.

“Acquisition Balance Sheet” is defined in Section 3.5.

“Cash Amount” is defined in Section 2.4.

“Certificate of Merger” is defined in Section 2.1.

“Closing” and “Closing Date” is defined in Article 6.

“Closing Certificate” is defined in Section 2.6.1.

“Closing Date Payment” is defined in Section 2.6.3.

“Closing Indebtedness” means the Indebtedness of Communications or any of its Subsidiaries as of the Closing Date as reflected on the Agreed Closing Statement or the Final Closing Statement, as the case may be.

“Closing Working Capital” is defined in Section 2.5.3.

“Closing Working Capital Adjustment” is defined in Section 2.5.4.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Commitment Letters” is defined in Section 4.6.

“Common Stock” means the common stock of the Company.

“Communications” is defined in the preamble of this Agreement.

“Company” is defined in the preamble of this Agreement.

“Company Intellectual Property” means the Intellectual Property owned or held for use by Communications or any of its Subsidiaries.

“Confidentiality Agreement” is defined in Section 7.2.4.

“Current Premium” is defined in Section 7.2.6.

“DGCL” is defined in the recitals to this Agreement.

“Disclosure Schedule” means the disclosure schedules annexed hereto and made a part hereof.

“Disposal,” “Storage,” and “Treatment” shall have the meanings assigned them at 42 U.S.C. § 6903(3)(33) and (34), respectively.

“Dissenters’ Shares” is defined in Section 2.8(c).

“Effective Time” is defined in Section 2.1.

“Environmental Laws” are all applicable Laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any governmental entity which prohibit, regulate or control any environmental, health or safety activity or Hazardous Material, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Occupational Safety and Health Act, and all comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other governmental entities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Escrow Agent” is defined in Section 2.6.4.

“Escrow Agreement” is defined in Section 2.6.4.

“Escrow Funds” is defined in Section 2.6.4.

“Estimated Closing Indebtedness” is defined in Section 2.6.1.

“Estimated Closing Working Capital” is defined in Section 2.6.1.

“Estimated Closing Working Capital Adjustment” is defined in Section 2.6.4.

“Estimated Merger Consideration” is defined in Section 2.6.1.

“FCC” means the Federal Communications Commission.

“Final Closing Statement” is defined in Section 2.7.3.

“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable, and in either case, applied on a basis consistent with the Acquired Companies past practices.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, regardless of quantity, the use, Storage, Disposal, Treatment or transportation of which is regulated under Environmental Laws.

“Indebtedness” means, as at any date of determination thereof, (without duplication): (a) all obligations (other than inter-company obligations) of Communications or any of its Subsidiaries for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, and any applicable prepayment charges or premiums); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) capital leases; (d) any indebtedness guaranteed by Communications or any of its Subsidiaries (excluding intercompany debt and guarantees, letters of credit and guarantees by a company of performance obligations of another); and (e) any obligations with respect to the termination of any interest rate hedging or swap agreements.

“Indemnitee” and “Indemnitor” are defined in Section 8.5.1.

“Independent Accountants” is defined in Section 2.7.2.

“Intellectual Property” means any of the following in any jurisdiction throughout the world (a) patents, patent applications, provisional patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) material computer software, (specifically excluding all shrink wrap software), data, data bases and all documentation related thereto, (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”), (g) copies and tangible embodiments thereof (in whatever form or medium) and (h) all other intellectual property or proprietary rights.

“Law” means any common law decision or precedent with application to the activities of Communications or any of its Subsidiaries and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation or order.

“Leased Real Property” is defined in Section 3.12(a).

“Leases” is defined in Section 3.12(a).

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Loss” or “Losses” means any and all losses, liabilities, damages, costs, penalties, actions, notices of violation, and notices of liability and any claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation and legal expenses); provided, however, all Losses relating to any claims for indemnification shall be limited to actual damages and shall specifically exclude punitive, exemplary, consequential or any similar type damages.

“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities, or results of operations of Communications and its Subsidiaries, taken as a whole or (ii) the ability of Communications or any of its Subsidiaries to consummate the transactions contemplated hereby.

“Material Contracts” is defined in Section 3.15.

“Merger Consideration” is defined in Section 2.4.

“MPUC” means the Maine Public Utilities Commission.

“Notice of Objection” is defined in Section 2.7.1.

“Outside Closing Date” is defined in Section 7.1.6.

“Owned Real Property” is defined in Section 3.12(a).

“Parent” is defined in the Recitals to this Agreement.

“Participating Stockholders” means the stockholders of Communications, excluding Persons holding Dissenter’s Shares.

“Participation Factor” is defined in Section 2.5.1.

“Pay-Off Letters” is defined in Section 2.6.2.

“Permits” is defined in Section 3.11.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which neither Communications or any of its Subsidiaries is in default, (c) Liens for current Taxes and utilities not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP, (d) imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the business of the Acquired Companies as presently conducted, (e) leases, subleases and similar agreements set forth on Schedule 3.12(a), (f) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of any of the Real Property, and (g) (i) zoning, building and other similar restrictions imposed by applicable Laws, (ii) Liens that have been placed by any developer, landlord or other third party on property over which Communications or any of its Subsidiaries have easement rights or, on any Real Property, under any lease or subordination or similar agreements relating thereto, and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Real Property none of which, individually or in the aggregate, materially impairs the continued use and operation of such Real Property.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Pre-Closing Period” is defined in Section 7.1.1.

“Proposed Closing Statement” is defined in Section 2.7.1.

“Real Property” is defined in Section 3.12(a).

“Release” shall have the meaning assigned it at 42 U.S.C. Section 9601(22) without giving effect to exception (A) therein.

“Repaid Closing Indebtedness” is defined in Section 2.6.2.

“Seller Indemnitees” is defined in Section 8.3.

“Shares” is defined in Section 2.8.

“Special Claim Escrow Agreement” is defined in Section 2.6.4.

“Special Claim Escrow Funds” is defined in Section 2.6.4.

“Stockholders’ Agreement” is defined in Section 3.2.1.

“Stockholders Percentage Interest” shall mean the relative ownership interest all of stockholders in Communications as shown in Schedule 2.6.3.

“Stockholders’ Representative” is defined in the preamble of this Agreement.

“Subsidiary” means any corporation, partnership, limited liability company or other business entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the ownership interest therein or has the power to vote or direct the voting of sufficient securities thereof to elect a majority of its directors or other persons performing similar functions.

“Surviving Corporation” is defined in Section 2.1.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, FICA withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Telecom” is defined in the Recitals to this Agreement.

“Telecom Shares” is defined in Section 3.2.2.

“Telplus” is defined in the Recitals to this Agreement.

“Telplus Shares” is defined in Section 3.2.3.

“Third-Party Claim” is defined in Section 8.5.1.

“To the Knowledge of Communications” means within the actual knowledge of Gary Sugarman, Nick Winchester, Jason Gay or Joseph Donato.

“WC Escrow Agreement” is defined in Section 2.6.4

“WC Escrow Funds” means $400,000.

“Working Capital” is defined in Section 2.5.2.

ARTICLE 10
Construction; Miscellaneous Provisions

10.1 Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a)	If to Acquisition, to:
Otelco Inc.
505 Third Avenue East
Oneonta, Alabama 35121
Attention: Michael Weaver
Telecopy Number: (205) 625-3528

With a copy to:
Dorsey & Whitney LLP
250 Park Avenue
New York, New York 10177
Attention: Steven Khadavi, Esq.
Telecopy Number: (212) 953-7201

(b)	If to Communications, in the case of notices prior to Closing, or to Stockholders’ Representative, in the case of notices after the Closing:

Richfield Associates, Inc.
400 Andrews Street, Suite 310
Rochester, NY 14604
Attention: Gary Sugarman
Telecopy Number: (585) 232-3226

With a copy to:

Preti Flaherty Beliveau & Pachios LLP
One City Center
Portland, Maine 04101
Attention: Michael L. Sheehan, Esq.
Telecopy Number: (207) 791-3111

And with a copy to:

Alta Communications
200 Clarendon Street
51st Floor
Boston, MA 02116
Attention: Wayne Mack, Esq.
Telecopy Number: (617) 262-9779

And with a copy to:

Skelton Taintor & Abbott
95 Main Street
P.O. Box 3200
Auburn, Maine 04212-3200
Attention: Gretchen Jones, Esq.
Telecopy Number: (207) 791-3111

or in any case, to such other address for a party as to which notice shall have been given to Acquisition and Stockholders’ Representative in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

10.2 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the exclusive statement of the agreement among Acquisition and each Seller concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

10.3 Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

10.4 Jurisdiction and Venue. The parties agree that any claim relating to this Agreement shall be brought solely in a state or federal court of competent jurisdiction located in the State of Maine and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto.

10.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Acquisition, Surviving Corporation, Stockholders’ Representative and their permitted assigns.

10.6 Headings. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

10.7 Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

10.8 Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other copy of a signature shall be deemed an original for purposes of this Agreement.

10.9 Third Parties. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder. Acquisition Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement shall be third party beneficiaries of this Agreement.

10.10 Schedules and Exhibits. The Schedules and Exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in such other Schedules and applicable to such other representations and warranties to the extent that the disclosure is reasonably apparent from its face to be applicable to such other Schedule and such other representations and warranties. Disclosure of any fact or item in any Schedule shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement. All references in this document to “this Agreement” and the terms “herein,” “hereof,” “hereunder” and the like shall be deemed to include all of such Schedules and Exhibits.

10.11 Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next business day.

10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

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IN WITNESS WHEREOF, Acquisition, Communications and Stockholders’ Representative have executed and delivered this Securities Purchase Agreement, or have cause this Securities Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

ACQUISITION:

MMC ACQUISITION CORP.

By: /s/ Michael D. Weaver

Its: President

COMMUNICATIONS:

MID-MAINE COMMUNICATIONS, INC.

By: Gary L. Sugarman

Its: President

STOCKHOLDERS’ REPRESENTATIVE:

RICHFIELD ASSOCIATES, INC.

By: Gary L. Sugarman

Its: President